Exhibit 10.1

Execution Version

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), dated as of July 26, 2021, is by and between Aon plc, an Irish public limited company (“Aon”) and Willis Towers Watson Public Limited Company, an Irish public limited company (“WTW” and, together with Aon, the “Parties”). Capitalized terms used but not defined herein have the respective meanings given to them in the BCA (as defined below).

WHEREAS, Aon plc, a UK public limited company and subsidiary of Aon (“Aon UK”), and WTW entered into that certain Business Combination Agreement, dated as of March 9, 2020 (as amended from time to time, the “BCA”), and Aon UK previously assigned its rights and obligations under the BCA to Aon as contemplated by the BCA;

WHEREAS, on March 9, 2021, the Outside Date was extended to June 9, 2021, and on June 9, 2021, the Outside Date was extended to September 9, 2021; and

WHEREAS, the Parties desire to terminate the BCA and release one another from certain claims pursuant to this Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Termination. Effective as of the execution of this Agreement (the “Termination Time”) but subject to receipt by WTW of the full amount of the Regulatory Termination Fee pursuant to Section 2 below, pursuant to Section 9.1(a) of the BCA, and without further action by any Party, the BCA, including all schedules and exhibits thereto, and all ancillary agreements contemplated thereby or entered pursuant thereto, including the Expenses Reimbursement Agreement and the Director’s Irrevocable Undertaking executed by each director of both Aon and WTW (collectively, the “Transaction Documents”) are hereby terminated in their entirety and shall be of no further force or effect whatsoever (the “Termination”); provided that (a) notwithstanding the foregoing or anything in the BCA or any other Transaction Document to the contrary, the Confidentiality Agreement and the Clean Team Agreement shall each survive the termination of the BCA and shall remain in full force and effect for the remainder of and in accordance with their respective terms, (b) the Joint Defense and Confidentiality Agreement, by and between WTW and Aon, dated March 1, 2020 (the “Joint Defense Agreement”) shall survive the termination of the BCA, (c) Section 10.3 through Section 10.13 of the BCA shall continue in effect in accordance with their terms (subject to, in the case of Section 10.11(b), the amendments thereto set forth in Section 10 hereof), and (d) the Parties acknowledge and agree that the Transaction Documents shall exclude that certain Security and Asset Purchase Agreement by and among the Parties and Arthur J. Gallagher & Co. dated as of May 12, 2021 and all ancillary agreements contemplated thereby or entered pursuant thereto including (x) the letter agreement, dated March 12, 2021, by and among WTW, Aon and Arthur J. Gallagher & Co., (y) the Clean Team Confidentiality Agreement, dated June 22, 2021, by and among WTW, Aon and Arthur J. Gallagher & Co. (the “Jewel Confidentiality Agreement”), and (z) the letter agreement, by and between WTW and Aon, dated May 12, 2021 (the “Jewel Letter Agreement”) (collectively, the “Jewel Documents”; and the Jewel Documents, the Joint Defense Agreement, the Confidentiality Agreement and the Clean Team Agreement, collectively, the “Excluded Documents”).

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2. Termination Fee. Aon agrees to pay WTW, within 48 hours of the execution and delivery of this Agreement and in consideration of the agreements made herein, the Regulatory Termination Fee of one billion dollars ($1,000,000,000), as though a Specified Termination had occurred by wire transfer of immediately available funds to an account designated in writing by WTW. The payment of the Regulatory Termination Fee shall be the sole and exclusive remedy of WTW, its Affiliates and its Representatives against Aon and any of its Representatives and Affiliates for any loss or damage suffered as a result of the failure of the Transactions or for a breach of, or failure to perform under, the BCA or any certificate or other document delivered in connection therewith (other than the Excluded Documents) or otherwise or in respect of any oral representation made or alleged to have been made in connection therewith, and upon payment of such amount, none of Aon, its Representatives, or its Affiliates shall have any further liability or obligation relating to or arising out of the BCA, whether in equity or at law, in contract, in tort or otherwise.

3. Mutual Release; Disclaimer of Liability. Effective as of the Termination Time, but subject to receipt by WTW of the full amount of the Regulatory Termination Fee, each of Aon and WTW, each on behalf of itself and, to the maximum extent permitted by Law, on behalf of each of its respective former, current or future Subsidiaries, Affiliates, assignees, officers, directors, employees, Representatives, agents, attorneys, auditors, insurers, stockholders and advisors and the heirs, predecessors, successors and assigns of each of them (the “Releasors”), does, to the fullest extent permitted by Law, hereby fully, unequivocally and irrevocably release and forever discharge the other Party, and each of its respective former, current or future Subsidiaries, Affiliates, assignees, officers, directors, employees, Representatives, agents, attorneys, auditors, insurers, stockholders and advisors and the heirs, predecessors, successors and assigns of each of them (collectively the “Releasees”), from and with respect to any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of actions, suits, liens, obligations, accounts, debts, demands, agreements, promises, controversies, costs, charges, damages, expenses and fees (including attorney’s, financial advisor’s or other fees) (“Claims”), howsoever arising, whether based on any Law or right of action, known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, which Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of or related to (a) the Transaction Documents, (b) the transactions contemplated therein or thereby (including, for the avoidance of doubt, the negotiation thereof and all due diligence activities and other actions or activities undertaken in connection therewith) (collectively, the “Transaction Matters”) or (c) public statements made prior to the date hereof relating to (i) the Transaction Documents, (ii) the Transaction Matters or (iii) the Parties’ prospective divestiture transactions intended to facilitate consummation of the Transactions contemplated by the BCA (collectively, but excluding the Specified Retained Claims, the “Released Claims”).

The Parties, on behalf of themselves and their respective Releasors, acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims. The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a Party or Parties. It is nonetheless the intent of the Parties to give a full, complete and final release and discharge of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to the Released Claims only, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims which the parties do not know or suspect to exist in their favor at the time of executing the release, which if known by the Parties might have affected the Parties’ settlement. EACH OF THE RELEASORS HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW THE PROVISIONS, RIGHTS AND BENEFITS OF CALIFORNIA CIVIL CODE SECTION 1542 (OR ANY SIMILAR LAW), WHICH PROVIDES: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” The Parties acknowledge and agree that the inclusion of this paragraph was separately bargained for and is a key element of this Agreement.

Notwithstanding anything herein to the contrary, nothing in this Section 3 shall (x) apply to any action by any Party to enforce the rights and obligations imposed pursuant to this Agreement or constitute a waiver or release by any Party of any Claim or rights arising under or related to this Agreement or (y) constitute a waiver or release by any Party from the obligations under, or any Claim arising under or related to, or apply to any action by any Party to enforce the rights and obligations imposed pursuant to, the Excluded Documents (clauses (x) and (y), collectively, the “Specified Retained Claims”).

4. Covenant Not to Sue. Each of Aon and WTW on behalf of itself and its Releasors covenants not to bring any Released Claim before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross claim, or counterclaim. Any Releasee may plead this Agreement as a complete bar to any such Released Claim brought in derogation of this covenant not to sue. The covenants contained in this Section 4 shall become effective on the date hereof and shall survive this Agreement indefinitely regardless of any statute of limitations, but the covenants contained in this Section 4 shall terminate automatically if WTW does not receive the full amount of the Regulation Termination Fee in accordance with Section 2 hereof.

5. Publicity. Each Party agrees that the joint press release to be issued by Aon and WTW in connection with this Agreement shall be in the form attached hereto as Exhibit A.

6. Representations and Warranties. Each Party represents and warrants to the other that: (a) such Party has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (b) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (c) this Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

7. Further Assurances. Each Party shall, and shall cause its Subsidiaries and Affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the Termination. Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity, before the Panel and the High Court or in connection with any Regulatory Clearance, in each case to the extent applicable, in connection with the transactions contemplated by the Transaction Documents.

8. Third-Party Beneficiaries. Except for the provisions of Section 3, with respect to which each Releasee is an expressly intended third-party beneficiary thereof, this Agreement is not intended to (and does not) confer on any Person other than the Parties any rights or remedies or impose on any Person other than the Parties any obligations.

9. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties or any of them with respect to the subject matter hereof.

10. Miscellaneous. The provisions of Sections 10.1 (Amendment and Modification; Waiver), 10.4 (Notices), 10.7 (Interpretation), 10.8 (Counterparts) and 10.10 (Severability), 10.11 (Governing Law; Jurisdiction), 10.12 (Waiver of Jury Trial), 10.13 (Assignment) and 10.14 (Enforcement; Remedies) of the BCA shall apply to this Agreement, mutatis mutandis, provided, that Section 10.11(b) of the BCA shall be amended by replacing its contents in their entirety with the following:

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the personal jurisdiction of the courts of the State of Delaware (the “Delaware Courts”) or, if, but only if, the Delaware Courts lack subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Courts, or, if (and only if) the Delaware Courts lack subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, or, if (and only if) the Delaware Courts lack subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding the foregoing, the Scheme and matters related to the sanction thereof shall be subject to the jurisdiction of the High Court and any appellate courts therefrom. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.11(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

[Signature page follows]

IN WITNESS WHEREOF, Aon and WTW have caused this Agreement to be executed as of the date first written above.

AON PLC

By:	/s/ Gregory C. Case
Name:	Gregory C. Case
Title:	Chief Executive Officer

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

By:	/s/ John Haley
Name:	John Haley
Title:	Chief Executive Officer

[Signature page to Termination Agreement]

Exhibit A

Joint Press Release

(see attached)

*	omitted pursuant to Item 601(a)(5) of Regulation S-K